Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 827-3773
investorrelations@occfiber.com	mmeek@financialrelationsboard.com

Tracy Smith	Susan Garland
Vice President & CFO	Analysts
(540) 265-0690	(212) 827-3775
investorrelations@occfiber.com	sgarland@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS FOURTH QUARTER AND

FISCAL 2004 FINANCIAL RESULTS

Net Sales Increased 5.1%, Net Income Up Over 138% Compared to Fiscal Year 2003

ROANOKE, VA, January 10, 2005 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal fourth quarter and year ended October 31, 2004.

Fiscal Year 2004 Financial Results

The Company reported net income for fiscal year 2004 of $750,000 or $0.13 per basic and diluted share, up appreciably compared to net income of $315,000, or $0.05 per basic and diluted share for fiscal year 2003. Net sales for fiscal year 2004 rose 5.1% to $43.2 million compared to net sales of $41.1 million for the same period last year.

Optical Cable’s gross profit margin grew as well, increasing to 38.6% for fiscal year 2004 compared to gross profit margin of 35.5% for fiscal year 2003. The higher gross profit margins for 2004 generally resulted from the sale of a mix of products with higher margins during fiscal year 2004.

Optical Cable Corp. – Fourth Quarter 2004 Earnings Release

Selling, general and administrative expenses (excluding shareholder litigation expenses incurred during fiscal 2003) (“SG&A expenses”) were $15.5 million in fiscal 2004 compared to $13.3 million in fiscal 2003, an increase of 16.1%. The largest element of the net increase in SG&A expenses for the year was compensation costs. Compensation costs have increased as a result of increases in commissions as net sales have increased, increases in employee incentives targeted to improve financial results and market segment penetration, and the hiring of new employees designed to build the Company’s critical mass of resources necessary to support anticipated future sales growth.

During fiscal year 2004, income before taxes increased to $1.1 million from $192,000 for fiscal year 2003, with changes in effective tax rates and an absence of unusual items in fiscal year 2004 impacting the comparison of net income between the years.

Fourth Quarter 2004 Financial Results

Optical Cable reported net income of $331,000, or $0.06 per basic and diluted share for its fourth quarter ended October 31, 2004, compared to net income of $405,000, or $0.07 per basic and diluted share for the same period last year. Income before taxes increased 6.4% to $466,000 for the fourth quarter of 2004 from $438,000 for the same period last year. Notwithstanding the increase in income before taxes, net income for the period decreased as a result of an effective tax rate of 7.5% in the fourth quarter of fiscal year 2003 compared to an effective tax rate of 29.0% in the fourth quarter of fiscal year 2004.

Net sales for the fourth quarter of fiscal 2004 increased 5.3% to $11.9 million from $11.3 million for the comparable period last year. Sequentially, net sales for the fourth quarter of fiscal 2004 increased 6.1% compared to net sales of $11.3 million for the third quarter of fiscal 2004. Quarterly net sales experienced during fiscal year 2004 reflect the historical pattern of relatively lower net sales in the first half of the fiscal year with relatively higher net sales in the second half of the fiscal year.

Gross profit as a percentage of net sales for the fourth quarter of fiscal 2004 was 36.1%, compared to 37.4% for the fourth quarter of fiscal 2003. By comparison, gross profit margins were 39.0%, 39.2% and 40.6% for the first, second and third quarters of 2004, respectively. Timing of product mix changes and other factors will result in fluctuations in gross profit margins from quarter to quarter and when comparing quarterly results from one year to the next.

SG&A expenses for the fourth quarter of fiscal 2004 approximated SG&A expenses for the comparable period last year at $3.8 million. This compares to quarterly SG&A expenses ranging from $3.5 million to $4.1 million for the first three quarters of fiscal year 2004.

Management’s Comments

“During this past year, the Optical Cable team grew net sales by over 5%, improved gross margins, and more than doubled net income. At the same time we continued to focus on

Optical Cable Corp. – Fourth Quarter 2004 Earnings Release

creating long-term shareholder value by executing our strategy of assembling and maintaining the critical mass of resources and personnel necessary to support future sales growth,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation. “During fiscal 2004, we more than doubled capital expenditures over the prior year and increased our headcount approximately 10%,” added Mr. Wilkin.

“Fiscal 2005 will continue to be a building year for our Company. We will continue to work toward further improving earnings while taking the steps that we believe will allow us to realize higher returns as net sales increase,” Mr. Wilkin concluded.

Company Information

Optical Cable Corporation pioneered the design and production of special tight buffered fiber optic cables for the most demanding military field applications in the early 1980s. At its ISO 9001:2000 registered facility in Roanoke, Virginia, the Company manufactures a broad range of fiber optic cables that can be used both indoors and outdoors and utilize a tight buffered coating process that provides mechanical and environmental protection for the optical fiber. The current product portfolio is built on the evolution of the Company’s fundamental technologies and designed to provide end-users with significant value.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; economic conditions that affect the telecommunications sector,

Optical Cable Corp. – Fourth Quarter 2004 Earnings Release

certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2004 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2004	2003	2004	2003
Net sales	$11,950	$11,349	$43,218	$41,114
Cost of goods sold	7,637	7,109	26,515	26,505

Gross profit	4,313	4,240	16,703	14,609
Selling, general and administrative expenses	3,819	3,756	15,457	13,309
Shareholder litigation settlement expense	—	—	—	871
Loss on impairment of machinery and equipment	—	—	—	117

Income from operations	494	484	1,246	312

Interest expense, net	(24)	(47)	(113)	(160)
Other, net	(4)	1	(19)	40

Other expense, net	(28)	(46)	(132)	(120)

Income before income taxes	466	438	1,114	192

Income tax expense (benefit)	135	33	364	(123)

Net income	$331	$405	$750	$315

Net income per share
Basic and diluted	$0.06	$0.07	$0.13	$0.05

Weighted average shares outstanding
Basic	5,611	5,455	5,587	5,736

Diluted	5,611	5,533	5,618	5,744

—MORE—

Optical Cable Corp. – Fourth Quarter 2004 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2004	October 31, 2003
Cash	$4,342	$2,337
Trade accounts receivable, net	8,210	7,688
Inventories	6,549	6,625
Other current assets	696	1,178

Total current assets	$19,797	$17,828
Non-current assets	12,316	12,357

Total assets	$32,113	$30,185

Total current liabilities	$4,438	$3,551
Total shareholders’ equity	27,675	26,634

Total liabilities and shareholders’ equity	$32,113	$30,185

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